CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Hanger Orthopedic Group, Inc. on Form S-8 (File No. 33-63191) of our report dated March 13, 1998, on our audits of the consolidated financial statements and financial statement schedule of Hanger Orthopedic Group, Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, which is included in this form 10-K.

/s/Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 31, 1998